Mason Street Funds, Inc.
N-SAR Filing
March 31, 2002


Sub Item 77O:  Transactions effected pursuant to Rule 10f-3


OFFERINGS PURCHASED BY MASON STREET FUNDS IN WHICH
R.W. BAIRD WAS IN UNDERWRITING GROUP*


                                        ------NML PARTICIPATION------
    ISSUE/                       OFFER.  SELLING     TOTAL     % OF
    ACCOUNT                      PRICE  CONCESSION   (000)    OFFERING

    ANTHEM, INC.
        AGGRESSIVE GROWTH        $36.00    $1.00     $   54    0.01%
        ASSET ALLOCATION                                  7    0.00%

    ALAMOSA HOLDING
        AGGRESSIVE GROWTH        $14.75    $0.489    $   58    0.10%

    AMN HEALTHCARE SERVICES
        SMALL CAP GROWTH         $17.00    $0.66     $   15    0.01%
        ASSET ALLOCATION                                 10    0.01%


*All companies have been in existence for 3 years
NML complied with the 2 day waiting period for each offering post trade date No shares were designated to Baird by NML for all offerings